UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐     Soliciting Material Pursuant to §240.14a-12
CLINICAL DATA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CLINICAL DATA, INC.
One Gateway Center, Suite 702
Newton, Massachusetts
(617) 527-9933
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 17, 2009
     The 2009 Annual Meeting of Stockholders of Clinical Data, Inc., a Delaware corporation (“Clinical Data”), will be held at Clinical Data’s headquarters, One Gateway Center, Suite 702, Newton, Massachusetts 02458, at 12 p.m., local time, on September 17, 2009, for the following purposes:
1.	To elect our seven (7) nominees to serve as members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as Clinical Data’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.
     Only stockholders of record at the close of business on July 22, 2009 will be entitled to vote at the meeting or any adjournment of the meeting.
     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope (which requires no postage if mailed in the United States) or vote over the phone or the Internet as instructed in these materials. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

/s/ Caesar J. Belbel

Caesar J. Belbel
Executive Vice President and Chief Legal Officer
July 29, 2009

CLINICAL DATA, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
September 17, 2009

     Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at our 2009 Annual Meeting of Stockholders to be held at our headquarters, One Gateway Center, Suite 702, Newton, Massachusetts 02458, at 12 p.m., local time, on September 17, 2009, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is July 29, 2009.
General Information About Voting and this Proxy Statement
     Matters to be voted on. There are two matters scheduled for a vote:
•	Election of the seven (7) nominees for director named in the proxy statement; and

•	Ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending March 31, 2010.
     Who can vote. You will be entitled to vote your shares of Clinical Data common stock at the annual meeting if you were a stockholder of record at the close of business on July 22, 2009. As of that date, 23,702,540 shares of common stock were outstanding. You are entitled to one (1) vote for each share of common stock that you held at that date.
     How to vote your shares. You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy using a touch-tone telephone, the Internet or the enclosed proxy card. If you choose to vote by proxy, please follow the instructions below:
•	To vote using the proxy card, simply complete, sign and date your proxy card and return it to Clinical Data.

•	To vote by touch-tone telephone, dial the toll-free number on your proxy card.

•	To vote via the Internet, follow the instructions on your proxy card.
     The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you sign and return the proxy card or vote by telephone or via the Internet without indicating how you wish your shares to be voted, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card or vote by telephone or via the Internet to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.
     If you would like to attend the annual meeting in person and would like directions to our offices, please call (617) 527-9933 and ask for Investor Relations.
     How you may revoke your proxy. You may revoke the authority granted by your executed proxy at any time before its exercise by filing with Clinical Data, Attention: Caesar J. Belbel, Executive Vice President, Chief Legal Officer and Secretary, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.
     Quorum. A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business.
     Abstentions and broker non-votes. “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals. Abstentions and broker non-votes will be considered present for purposes of determining a quorum for the meeting.
     Expenses of Solicitation. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person or by telephone, facsimile and e-mail. We may also hire a proxy solicitation company to assist us in the distribution of proxy materials and the solicitations of proxies.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting
to Be Held on September 17, 2009.
The proxy statement and annual report to security holders are available on our website at www.clda.com.

Security Ownership of Management and Certain Beneficial Owners
As of July 1, 2009, we had a total of 23,702,364 shares of common stock, $0.01 par value per share, issued and outstanding.
The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of July 1, 2009 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) our current directors and nominees for director, (iii) our current executive officers and our named executive officers, and (iv) our current executive officers and directors as a group.

	Stock and Nature		Percent of
Name and Address of Beneficial Owner (1)	of Ownership		Common Stock
5% Stockholder
Third Security, LLC and affiliates The Governor Tyler 1881 Grove Avenue Radford, VA 24141	17,845,743	(2)	58.4%
Directors, Nominees, Executive Officers and Named Executive Officers
Randal J. Kirk	17,845,743	(2)	58.4%
Andrew J. Fromkin	662,467	(3)	2.7%
Caesar J. Belbel	229,271	(4)	1.0%
Larry D. Horner	168,584	(5)	*
Carol R. Reed, M.D.	148,301	(6)	*
C. Evan Ballantyne	102,269	(7)	*
Arthur B. Malman	79,078	(8)	*
Burton E. Sobel, M.D.	52,500	(9)	*
Richard J. Wallace	22,500	(10)	*
Scott L. Tarriff	7,500	(11)	*
All Directors, Nominees for Directors, Executive Officers and Named Executive Officers as a Group (10 persons)	19,318,213	(12)	60.7%

*	Indicates ownership of less than 1%

(1)	The address of each of the directors, nominees for director, named executive officers and executive officers is: c/o Clinical Data, Inc., One Gateway Center, Suite 702, Newton, MA 02458.

(2)	Includes 2,293,487 owned by Mr. Kirk; 1,626,722 shares owned by Kirkfield, L.L.C. (“Kirkfield”); 1,049,877 shares owned by New River Management II, LP (“NRM II”); 290,014 shares owned by New River Management III, LP (“NRM III”); 3,380,985 shares owned by New River Management LP (“NRM V”); 242,388 shares owned by Randal J. Kirk (2000) Limited Partnership (“RJK 2000”); 1,096,624 shares owned by RJK, L.L.C. (“RJK”); 24,240 shares owned by Third Security Incentive 2008 LLC (“Incentive08”); 48,478 shares owned by Third Security Senior Staff 2008 LLC (“SenStaff08”); 692,617 shares owned by Third Security Staff 2001 LLC (“Staff01”); 48,478 shares owned by Third Security Staff 2008 LLC (“Staff08”); and 183,772 shares owned by Zhong Mei, L.L.C. (“Zhong Mei”); 3,055,300 shares of common stock issuable upon conversion of the principal amount of notes held by NRM V; 3,055,300 shares of common stock issuable upon conversion of the principal amount of notes held by RJK; 212,089 shares of our common stock issuable upon exercise of the warrants held by Mr. Kirk; 12,120 shares of our common stock issuable upon exercise of the warrants held by Incentive08; 302,983 shares of our common stock issuable upon exercise of the warrants held by Kirkfield; 121,194 shares of our common stock issuable upon exercise of the warrants held by RJK; 24,239 shares of our common stock issuable upon exercise of the warrants held by SenStaff08; 24,239 shares of our common stock issuable upon exercise of the warrants held by Staff08 and 60,597 shares of our common stock issuable upon exercise of the warrants held by Zhong Mei.. Mr. Kirk is deemed to have beneficial ownership of all shares owned by Kirkfield, NRM II, NRM III, NRM V, RJK 2000, RJK, Incentive08, SenStaff08, Staff01, Staff08 and Zhong Mei.

(3)	Includes 653,062 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009.

(4)	Consists of 229,271 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009.

(5)	Includes 21,327 shares held by Mr. Horner’s wife as to which Mr. Horner disclaims beneficial ownership. Also includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009 and 10,663 shares issuable upon the exercise of warrants for shares of common stock by Mr. Horner’s wife.

(6)	Includes 145,864 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009.

(7)	Includes 96,669 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009.

(8)	Includes 13,500 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009 and 3,750 shares issuable upon the exercise of warrants for shares of common stock.

(9)	Consists of 52,500 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009.

(10)	Consists of 22,500 shares issuable upon the exercise of stock options exercisable within 60 days after July 1, 2009.

(11)	Consists of 7,500 shares issuable upon the exercise of warrants for shares of common stock.

(12)	See footnotes (2) through (11).
Equity Compensation Plan Information
     Clinical Data had authorized common stock for issuance under equity compensation plans as follows as of March 31, 2009:

Number of securities remaining
	Number of securities to be		available for future issuance under
	issued upon exercise of	Weighted-average exercise	equity compensation plans (excluding
Plan Category	outstanding options	price of outstanding options	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,630,000	$13.61	956,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,360,000	$13.61	956,000

PROPOSAL 1
ELECTION OF DIRECTORS
     The Nominating and Governance Committee recommended, and the Board of Directors nominated, Randal J. Kirk, Andrew J. Fromkin, Larry D. Horner, Arthur B. Malman, Burton E. Sobel, M.D., Richard J. Wallace, and Scott L. Tarriff as nominees for election at the annual meeting. At the annual meeting, seven (7) directors will be elected to the Board of Directors for the coming year with terms expiring at the 2010 Annual Meeting of Stockholders.
     Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who, with the exception of Mr. Tarriff, are all presently directors of Clinical Data. In the event that any nominee becomes unavailable, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified.
Votes Required
     Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director
     The following table contains certain information as of July 1, 2009 about the nominees for director.

Name	Business Experience During Past Five Years	Director
and Age	and Other Directorships	Since
Andrew J. Fromkin Age: 43	Andrew J. Fromkin joined Clinical Data on October 12, 2005 and was elected President and Chief Executive Officer on May 12, 2006. Mr. Fromkin has twenty years of senior leadership experience in a variety of roles and in various areas of the healthcare industry with an emphasis on care delivery, information, and pharmaceutical services. Prior to Clinical Data, Mr. Fromkin held several senior management roles at emerging healthcare companies and worked as a consultant to develop and launch a leading personal health program strategy and system with a major national healthcare insurer. Most recently he was President and Chief Executive Officer of DoctorQuality, Inc., a leading provider of patient safety and condition management products that was acquired by Quantros, Inc. Previously, Mr. Fromkin served as President and Chief Executive Officer of Endo Surgical Devices, Inc., an early stage surgical instrument developer. Mr. Fromkin spent most of the 1990’s in two leadership roles with Medco, then Merck-Medco Managed Care, LLC, a wholly owned subsidiary of Merck & Co., Inc. They included Vice President, Business Development and before that, Vice President, Sales. Mr. Fromkin began his career at Health Information Technologies, a leader in the then emerging field of electronic data interchange.	2006

Larry D. Horner Age: 75	Larry D. Horner served as a member of the Board of Directors of New River Pharmaceuticals Inc., and American General Corp until they were sold and ConocoPhillips until he reached the mandatory retirement age. From 1994 to 2001, Mr. Horner served as Chairman of the Board of Pacific USA Holdings Corporation, a holding company of companies in real estate and financial services. From 1997 to 2001, Mr. Horner served as Chairman of the Board of Asia Pacific Wire & Cable, Ltd., a publicly-traded manufacturer of wire and cable products for the telecommunications and power industries in the Asia Pacific Region. From 1991 to 1994, he served as Managing Director of Arnhold & S. Bleichroeder, Inc., an equity market trading and corporate finance firm. Prior to that, he served as Chairman and Chief Executive Officer of the accounting firm KPMG Peat Marwick. In 2009, Mr. Horner retired from the Board of Directors of UTStarcom, Inc. and Atlantis Plastics, Inc. Mr. Horner continues to serve on the Board of Directors of TOUSA, Inc. (OTC: TOUSQ) and Intrexon Corporation.	2002

Randal J. Kirk Age: 55	Randal J. Kirk is the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (previously traded on Nasdaq prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (previously traded on Nasdaq prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002. Mr. Kirk currently serves in a number of additional capacities including as a member of the Board of Directors of Clinical Data, Inc. since 2002 and Chairman of the Board since 2004; member of the Board of Directors of Halozyme Therapeutics, Inc. (Nasdaq: HALO) since May 2007; as Chairman of the Board of Directors of Intrexon Corporation since February	2002

Name	Business Experience During Past Five Years	Director
and Age	and Other Directorships	Since
	2008 and Chief Executive Officer since April 2009; and as Chairman of the Board of Directors of Cyntellect, Inc. since September 2008. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the Board from September 2006 to September 2008, and has served on the Board of Directors of the Radford University Foundation, Inc. since September 1998. He has served on the Board of Visitors of the University of Virginia and Affiliated Schools since July 2009, on the Virginia Advisory Council on Revenue Estimates since July 2006, and as a member of the Board of Directors of the Virginia University Research Partnership since July 2007. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.

Arthur B. Malman Age: 67	Arthur B. Malman is a partner of the law firm of Malman & Goldman, LLP and a principal of the Urban Group, a real-estate investment company. Mr. Malman is also Chairman of Dimex Holdings Corporation, a telecom venture company and a director of PS America, Inc. a floor covering chain. Mr. Malman received a B.A. from Princeton University and a J.D. from the Yale University School of Law, and attended Columbia University School of Business Administration.	1975

Burton E. Sobel, M.D. Age: 71	Burton E. Sobel, M.D. has been at the University of Vermont since 1994 where he is currently Professor of Medicine, Director of the Cardiovascular Research Institute, and Professor of Biochemistry. Dr. Sobel has been a trustee of Fletcher Allen Health Care Center in Burlington, Vermont. Previously, he held senior academic and administrative positions at Washington University School of Medicine and Barnes Hospital from 1973 to 1994, and at the University of California, San Diego, from 1968 to 1973. Dr. Sobel completed postgraduate training at the Peter Bent Brigham Hospital, Boston and the National Institutes of Health, Bethesda and received his M.D., magna cum laude, from Harvard University and his A.B. from Cornell University. Dr. Sobel is President of the Society for Experimental Biology and Medicine and also serves as a member of the Board of Directors of Nuvelo, Inc. and Ariad Pharmaceuticals, Inc., both publicly-traded life science companies. Dr. Sobel also served as a member of the Board of Directors of New River Pharmaceuticals Inc., a publicly-traded specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, from 2004 until its acquisition by Shire plc in April 2007. Dr. Sobel serves on the Board of Directors of Intrexon Corporation.	2005

Scott L. Tarriff* Age: 50	Scott L. Tarriff formed a hospital specialty company, Eagle Pharmaceuticals, Inc., in January 2007. Eagle is focused on developing branded parenteral products through the application of various in-licensed drug delivery technologies. Previous to forming Eagle, Mr. Tarriff was president and chief executive officer of Par Pharmaceutical Companies, Inc. Mr. Tarriff joined Par Pharmaceutical Companies, Inc., (NYSE: PRX), in 1998 as executive vice president of business. Mr. Tarriff was named president and chief executive office of Par Pharmaceutical, Inc., the company’s principal operating subsidiary, in 2001, and was elected to the company’s board of directors in 2002. In September 2003, he was appointed president and chief executive officer of Par Pharmaceutical Companies, Inc. Mr. Tarriff joined Par following a 12-year career at Bristol-Meyers Squibb. He received his MBA from Rider College and his undergraduate degree from Pennsylvania State University.

Name	Business Experience During Past Five Years	Director
and Age	and Other Directorships	Since
Richard J. Wallace Age: 57	Richard J. Wallace has fifteen years experience at GlaxoSmithKline (GSK) from 1992 until January 2008, spanning roles from Vice President Commercial (Canadian Pharmaceuticals), Vice President U.S. Business Development, Vice President Sales & Marketing ( U.S. Oncology and HIV), Vice President Clinical Development and Product Strategy, to Senior Vice President Global Commercial Strategy. He served as a member of GSK’s Research and Development Executive, Commercial Operations Committee and Product Management Board. His experience prior to joining GSK includes eight years with Bristol Myers Squibb and seven years at Johnson & Johnson in assignments from marketing, sales, manufacturing and general management. Mr. Wallace currently serves on the board of directors of Avigen Inc, ImmunoGen Inc and Bridgehead International Ltd. Mr. Wallace received B.Com. and B.Com.Honors degrees from Rhodes University, South Africa.	2008

*	Mr. Tarriff is not a current member of the Company’s Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF
THE NOMINEES FOR DIRECTOR.
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board and Shareholder Matters
     Independence. Our Board of Directors has determined that each of the current directors standing for re-election are independent directors as defined by applicable Nasdaq Stock Market standards governing the independence of directors, except for Andrew J. Fromkin, our President and Chief Executive Officer.
     Board Meetings and Committees. Our Board of Directors held ten (10) meetings and took action by written consent four (4) times during fiscal 2009. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he served, held during the period for which he was a director or committee member. All of our directors attended the 2008 annual meeting of stockholders. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders barring significant commitments or special circumstances.
     Shareholder Communications. Any shareholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, c/o Caesar J. Belbel, Executive Vice President, Chief Legal Officer and Secretary. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.
     Our Board of Directors has three (3) standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee.
     Audit Committee. The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm. The Committee operates under a written charter approved by the full Board, which charter is periodically reviewed by the Committee and is available on our website at www.clda.com.
     The members of the Audit Committee are Larry D. Horner (Chair), Arthur B. Malman, and Burton E. Sobel, M.D. Our Board of Directors has considered and concluded that each of the members of the Audit Committee satisfies the independence and financial literacy and expertise requirements as defined by applicable Nasdaq Stock Market standards governing the qualifications of Audit Committee members. Additionally, our Board of Directors has determined that Mr. Horner qualifies as an audit committee financial expert under the rules of the SEC.

     The Audit Committee held four (4) meetings during fiscal 2009. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Report of the Audit Committee” and “Principal Account Fees and Services” in this proxy statement.
     Compensation Committee. Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, recommending to the Board the compensation to be paid to our executive officers and administering our equity incentive plans. The members of the Compensation Committee are Arthur B. Malman (Chair) and Larry D. Horner. The Compensation Committee did not hold any meetings during fiscal 2009 but took action by written consent thirteen times (13) times during fiscal 2009. The Compensation Committee operates pursuant to a written charter adopted by the Board, which charter is periodically reviewed by the Committee and is available on our website at www.clda.com.
     Nominating and Governance Committee. Our Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. Finally, the Committee maintains and recommends to the Board our Code of Business Conduct and Ethics, which meets the SEC’s definition of a “code of ethics” and which applies to all of our directors, officers and employees, a copy of which is available on our website at www.clda.com or to any stockholder who requests it by contacting our offices, c/o Caesar J. Belbel, Executive Vice President, Chief Legal Officer and Secretary.
     The Nominating and Governance Committee consists of Burton E. Sobel, M.D. (Chair), Arthur B. Malman and Richard J. Wallace, each of whom the Board has determined meets the independence requirements as defined by applicable Nasdaq Stock Market standards governing the independence of directors. The committee held one (1) meeting during fiscal 2009. The Nominating and Governance Committee operates pursuant to a written charter adopted by the Board, which charter is periodically reviewed by the Committee and is available on our website at www.clda.com.
     The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Mr. Tarriff, the only nominee for director that is not currently on the Board, was recommended for nomination to the Nominating and Governance Committee by a non-management member of the Board. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures set forth in “Shareholder Recommendations for Director Nominations” below. The Nominating and Governance Committee will also consider whether to nominate any person proposed by a shareholder in accordance with the provisions of our bylaws relating to shareholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below.
     The Nominating and Governance Committee believes that candidates for director should possess certain minimum qualifications, including relevant industry experience, the ability to understand basic financial statements and high personal integrity and ethics. Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Also considered are the provisions of any company agreements specifying persons to be nominees. The Committee then evaluates the prospective nominee against, among other things, the following standards and qualifications:
•	whether the prospective nominee meets the independence requirements qualifications defined under applicable Nasdaq Stock Market standards and, if to serve on the Audit Committee, the Nasdaq Stock Market financial experience and/or financial expert requirements defined under the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”);

•	the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;

•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

•	the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to us.
     If the Committee’s internal evaluation is positive, the Committee makes a recommendation to the full Board as to whether the candidate should be interviewed further or nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee.
Certain Transactions and Business Relationships
     Our Board has a policy of either recusing interested directors from participating in the deliberation and approval of transactions with related parties or forming an independent committee of directors for the purpose of deliberating on and approving such transactions. Our Board of Directors has determined that Mr. Tarriff, the only nominee that is not currently on the Board, and each of the current directors standing for re-election are independent directors as defined by applicable Nasdaq Stock Market standards governing the independence of directors, except for Andrew J. Fromkin, our President and Chief Executive Officer. Randal J. Kirk, the Chairman of our Board of Directors, controls Third Security, LLC and its affiliates. As of July 1, 2009, directly and through Third Security and its affiliates, Mr. Kirk controls approximately 56.1% of the Company’s outstanding stock.
     On September 26, 2008, the Company sold an aggregate of 1,514,922 shares of the Company’s common stock and warrants to purchase an additional 757,461 shares of common stock, for an aggregate purchase price of $25.0 million to Mr. Kirk and his affiliates. The unit price was $16.5025, which equaled the closing bid price of the Company’s common stock on the Nasdaq Global Market on the closing date, plus $0.0625 per share. The exercise price of the warrants is $16.44. The warrants are exercisable at any time after March 26, 2009 through March 26, 2014. The Company is obligated to register the shares of common stock sold in the transaction and those shares underlying the warrants on a resale registration statement. The registration statement on Form S-3 (File No. 333-155693) was filed with the SEC on November 25, 2008.
     On February 25, 2009, the Company entered into a securities purchase agreement with certain accredited investors affiliated with Mr. Kirk, to issue and sell (i) unsecured convertible notes, in an aggregate principal amount of $50,000,000, bearing interest at a rate of 9.72% per year and maturing on February 25, 2017, and (ii) warrants to purchase an aggregate of 3,055,300 shares of the Company’s common stock. The sale of securities was consummated on February 25, 2009. The principal on the notes convert, at the investors’ discretion, into the Company’s common stock at a fixed price of $8.1825 per share, equaling the closing bid price of the Company’s common stock on the Nasdaq Global Market on the closing date plus $0.0625 per share. Interest on the notes is payable on each yearly anniversary of the closing date, with the first interest payment due on February 25, 2010. The Company is obligated to register the shares of common stock sold in the transaction and those shares underlying the convertible notes and warrants on a resale registration statement. As of July 1, 2009, the Company had not repaid any of the principal of the notes and the entire $50,000,000 of principal remained outstanding.
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers and directors and persons who own beneficially more than ten percent (10%) of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the Securities and Exchange Commission. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for the fiscal year ended March 31, 2009 our executive officers, directors and ten percent (10%) beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
     The following contains certain information as of March 31, 2009 about our executive officers and named executive officers:

Name	Age	Position
Andrew J. Fromkin	43	President and Chief Executive Officer
C. Evan Ballantyne	49	Executive Vice President and Chief Financial Officer
Caesar J. Belbel	49	Executive Vice President, Chief Legal Officer and Secretary
Carol R. Reed, M.D.	56	Executive Vice President and Chief Medical Officer
     Andrew J. Fromkin joined Clinical Data on October 12, 2005 and was elected President and Chief Executive Officer on May 12, 2006. Mr. Fromkin has twenty years of senior leadership experience in a variety of roles and in various areas of the healthcare industry with an emphasis on care delivery, information, and pharmaceutical services. Prior to Clinical Data, Mr. Fromkin held several senior management roles at emerging healthcare companies and worked as a consultant to develop and launch a leading personal health program strategy and system with a major national healthcare insurer. Most recently he was President and Chief Executive Officer of DoctorQuality, Inc., a leading provider of patient safety and condition management products that was acquired by Quantros, Inc. Previously, Mr. Fromkin served as President and Chief Executive Officer of Endo Surgical Devices, Inc., an early stage surgical instrument developer. Mr. Fromkin spent most of the 1990’s in two leadership roles with Medco, then Merck-Medco Managed Care, LLC, a wholly owned subsidiary of Merck & Co., Inc. They included Vice President, Business Development and before that, Vice President, Sales. Mr. Fromkin began his career at Health Information Technologies, a leader in the then emerging field of electronic data interchange.
     C. Evan Ballantyne joined Clinical Data as Senior Vice President and Chief Financial Officer on August 7, 2006. In 2009, Mr. Ballantyne was elected Executive Vice President and Chief Financial Officer of Clinical Data. He was most recently Senior Vice President and Chief Financial Officer of ZymeQuest, Inc., a medical technology company based in Beverly, Massachusetts, and previously was the Chief Financial Officer of Knowledge Impact, of Wayland, Massachusetts. Earlier, Mr. Ballantyne was a Vice President and Chief Operating Officer for ACNielsen Corporation and held the Chief Financial Officer position as well for two years. Mr. Ballantyne also held an audit position for Dun & Bradstreet, earned a B.A. from the University of Western Ontario, and earned a post-graduate degree in Business Administration with Honors from the University of Windsor.
     Caesar J. Belbel joined Clinical Data as Vice President and General Counsel on May 7, 2003, and was elected Secretary of Clinical Data on June 25, 2003. Mr. Belbel was subsequently elected Senior Vice President in May 2005 and Executive Vice President of Clinical Data in October 2005. Prior to joining Clinical Data, Mr. Belbel served from 2000 to 2002 as Senior Vice President, General Counsel and Secretary of Xpedior Incorporated, a publicly-held Internet consulting services and e-commerce software development company. Previously, from 1997 to 2000, Mr. Belbel served as General Counsel of Programart Corporation, a developer of application performance management software. Mr. Belbel holds a Bachelor of Arts degree from Columbia University and a Juris Doctor degree from Boston College Law School.
     Carol R. Reed, M.D. joined Clinical Data in October 2005 as Senior Vice President and Chief Medical Officer following the completion of its merger with Genaissance Pharmaceuticals, Inc., where Dr. Reed had served as Vice President, Medical Affairs since 2003. In April 2008, Dr. Reed was elected Executive Vice President and Chief Medical Officer of Clinical Data. Dr. Reed joined Genaissance from Bayer Pharmaceuticals, Inc., where she was an Associate Medical Director in Pulmonary Medical Research. Previously, she was the Associate Director, Section of Pulmonary and Critical Care Medicine, at the Hospital of St. Raphael and directed its Medical Intensive Care Unit. Dr. Reed received a M.S. in biology from the University of Illinois and a M.D. from Rush Medical College in Chicago.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The Compensation Committee of the Board, or the Compensation Committee, assists the Board in fulfilling its oversight responsibilities with respect to the compensation of the Company’s executive officers and senior management. The Compensation Committee is responsible for (i) establishing and administering the base salaries and cash bonuses of Clinical Data’s named executive officers, and (ii) administering and making recommendations and awards under Clinical Data’s 2002 Stock Option Plan and Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”). The Compensation Committee monitors whether the compensation paid to the Company’s senior management is fair, reasonable and competitive and is substantially tied to Company performance. Clinical Data’s Compensation Committee evaluates, both subjectively and objectively, Clinical Data’s financial performance, competitive position, future potential, and the individual and group performance of the members of senior management. In such evaluation, the Compensation Committee reviews data prepared by Clinical Data and employs the business experience of the individual members of the Compensation Committee. Our Compensation Committee may form subcommittees and delegate authority any such subcommittee or other administrator as it deems appropriate. Our fiscal year ends on March 31 and, accordingly, compensation covered by this section was paid to our senior management and executive officers in respect of performance for the periods April 1, 2006 through March 31, 2007, April 1, 2007 through March 31, 2008 and April 1, 2008 through March 31, 2009, our 2007, 2008 and 2009 fiscal years, respectively.
Compensation Objectives
     Our executive compensation program is designed to attract, retain, motivate and reward talented individuals who will execute our business plan so that Clinical Data can succeed in the competitive business environment in which the Company operates.
Elements of Executive Compensation
     The Company’s executive compensation program consists of the following elements:
•	base salary;

•	annual cash bonus award;

•	equity compensation; and

•	post-termination cash and equity compensation.
     Other than a life insurance premium, which does not exceed $2,000 per year, for Mr. Fromkin and the supplemental long-term disability insurance policy provided to Dr. Reed, both paid for the Company, the Company does not provide its executives with perquisites that are required to be disclosed pursuant to SEC requirements. The Company does not have any deferred compensation programs or retirement programs other than our 401(k) plan that is generally available to all employees. Clinical Data enrolls all salaried employees in its health, dental and life and disability insurance programs.
     Each of these elements of executive compensation is addressed separately below.
Base Salary
     Base salary is provided in order to retain executives consistent with the Company’s achievement of its financial and strategic goals. Officers and other key employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity within the industry based on information gathered by members of our Compensation Committee and our human resources staff. The annual compensation for each officer is based on Company and individual performance, as well as achievement of Company and individual goals including, but not limited to, growth in the market capitalization of Clinical Data; establishment and consolidation of Clinical Data’s leadership position in the pharmacogenetic field; and completion of strategic initiatives including acquisitions and divestitures of operating assets, and completion of key collaboration agreements. The Compensation Committee also takes into account prevailing general economic conditions, marketplace trends, and other factors deemed important by them and the Board, including the fact that Clinical Data does not offer a defined benefit retirement or other similar plans and perquisites to its senior management employees. When deciding to increase the base salary of senior management based on fiscal 2009 performance, the Compensation Committee considered several factors, including the Company’s stock price performance, the individual performance of senior management and the achievement by Clinical Data of its strategic goals. Accordingly, based on the measurement of such factors for the 2009 fiscal year, the Company determined to provide 2% increases to the base salaries of our senior management for the 2010 fiscal year.
     The base salaries for all executive officers are set forth in their employment agreements described below. The base salaries of other senior management are established upon the commencement of their employment with the Company and are adjusted annually by the Compensation Committee. All base salaries paid to executive officers were fully deductible in the 2007, 2008 and 2009 fiscal years.
Annual Bonus
     Clinical Data pays discretionary bonuses that are recommended by the Committee and approved by the Board. Target cash bonus compensation of two (2) times Mr. Fromkin’s base salary, and one (1) time base salary for each of Messrs. Ballantyne and Belbel and Dr. Reed, is specified in their respective employment agreements. The Committee considers the bonus targets set forth in the executives’ employment agreements as a maximum payment that would be made based on outstanding Company and individual performance, or any combination thereof. The Compensation Committee, historically, has recommended to the Board that the level of bonuses to be awarded to senior management be based, in the case of the chief executive officer, primarily upon the financial and strategic performance of Clinical Data, and for other executives primarily on the performance of the operating units for which they are directly responsible. Beginning in fiscal 2006, the Compensation Committee took into consideration, for those employees who would be playing critical roles in the Company going forward, several factors, including the ongoing efforts of the named executive officers with respect to the successful restructuring and integration of our businesses, as well as the monetization of certain of our non-core assets.
     For fiscal years 2007 and 2008, the Compensation Committee recommended and the Board approved cash bonus payments for senior management based upon the achievement by Clinical Data of an increase in the market capitalization of the Company and certain other strategic and financial goals. For fiscal 2007, the senior management group included seven (7) individuals. The total amount of the cash bonus pool awarded to these individuals was $725,000, of which Mr. Fromkin received $315,000; Mr. Belbel received $130,000, Dr. Reed received $90,000, Mr. Ballantyne received $90,000, and three (3) other members of the Company’s senior management received a total of $100,000. All bonus payments were fully deductible in 2007.
     For fiscal 2008, the senior management group for fiscal 2008 included four (4) individuals. The total amount of the cash bonus pool awarded to these individuals was $1,340,000, of which Mr. Fromkin received $660,000, Mr. Belbel received $235,000, Dr. Reed received $235,000, and Mr. Ballantyne received $210,000. All bonus payments were fully deductible in 2008, except for approximately $396,000 of Mr. Fromkin’s fiscal 2008 bonus.
     For fiscal 2009, based exclusively on Clinical Data’s stock price performance during the fiscal year, the Compensation Committee did not recommend any cash bonus payments for senior management.
Equity Compensation
     Currently, stock options are Clinical Data’s primary method for providing long-term incentive compensation to its senior management. The size of the awards has historically been based on guidelines that take growth in market capitalization, individual performance, salary level and tenure into account. The Compensation Committee believes that broad and significant employee ownership of Clinical Data’s stock effectively motivates the building of stockholder wealth. We also use stock options because we believe that equity compensation in this form aligns the interests of stockholders with senior management to ensure the Company’s long-term success as reflected in increases to the Company’s market capitalization. Further details regarding the terms of outstanding stock options held by our named executive officers are set forth in the “Outstanding Equity Awards at 2009 Fiscal Year End” table. None of the named executives received restricted stock grants in 2008 and 2009.
     In prior fiscal years, including 2007 and 2008, the Compensation Committee would assess prior fiscal year performance during June following the end of the fiscal year in question, in determining the amount, if any, of equity compensation to be awarded to our senior management team. For instance, for fiscal 2008 performance, the Compensation Committee approved as equity incentive compensation, the grant of an additional 275,000 stock options to the senior management of the Company. These stock options were granted on April 17, 2008, at an exercise price of $16.95 per share, which was equal to the closing price of Clinical Data’s common stock quoted by the Nasdaq on the day of grant. Of these stock options, Mr. Fromkin received 100,000 options; Messrs. Belbel and Ballantyne each received 50,000 options and Dr. Reed received 75,000 options.
     However, in fiscal 2009, the Compensation Committee determined to alter its practice and to make such assessment and grants, if any, for senior management in December to coincide with the timing and pricing of grants typically made to all other employees. As a result, the Compensation Committee approved as equity incentive compensation for fiscal 2009, the grant of 305,000 stock options to the senior management of the Company. These stock options were granted on December 22, 2008, at an exercise price of $8.78 per share, which was equal to the closing price of Clinical Data’s common stock quoted by the Nasdaq on the day of grant. Of these stock options, Mr. Fromkin received 100,000 options; Messrs. Belbel and Ballantyne each received 65,000 options and Dr. Reed received 75,000 options.
Fringe Benefits
     Under the terms of Mr. Fromkin’s employment agreement, for an annual premium not to exceed $2,000 per year, the Company maintains a term life insurance policy on Mr. Fromkin’s life, the proceeds of which are payable to Mr. Fromkin’s beneficiaries. Under the terms of Dr. Reed’s employment agreement, the Company maintains a supplemental long-term disability insurance policy for Dr. Reed. Otherwise, we provide our corporate officers the same benefits as those provided to all our other salaried employees, such as health and dental insurance, life insurance, short- and long-term disability, and opportunities to participate in our 401(k) plan with company match.
Post-Termination Compensation
     Messrs. Fromkin, Ballantyne and Belbel, and Dr. Reed, are all entitled to receive post-termination compensation under their employment agreements with the Company. In the cases of Messrs. Fromkin and Belbel, and Dr. Reed, these benefits were established under the terms of their employment agreements entered into by the Company during the 2007 fiscal year and in the case of Mr. Ballantyne, under the terms of his employment agreement entered into by the Company during the 2009 fiscal year. The terms of all these agreements remain in effect generally unless any of the executive employees is terminated by the Company with cause or any of the executive employees resign voluntarily from the Company other than for good reason. In addition, the agreements provide accelerated equity vesting, to be provided upon a change of control. The Company’s agreements with each of its executive officers also provide for tax gross-up payments in connection with a change in control of the company. The amount of benefits that each executive would potentially earn under these contracts upon a covered termination of employment and a change in control is described and quantified below under “Potential Payments upon Termination of Employment or Change in Control.”
Stock Option Granting Practices
     The Compensation Committee’s practice when granting stock options had been to use the closing price of the Company’s common stock on the day of the grant. As a matter of formal written policy, the Company has not and does not time the grant of stock options around the disclosure of non-public information or back-date stock options.
Deduction Limit for Executive Compensation
     Section 162(m) of the Internal Revenue Code limits the tax deductibility by a public company of compensation in excess of one million dollars paid to any of its five (5) most highly compensated executive officers. Outstanding stock options granted under Clinical Data’s 2002 Stock Option Plan and 2005 Plan will not be subject to the limitation under applicable regulations. Clinical Data’s Compensation Committee intends to use its best efforts to structure future compensation so that executive compensation paid by it is fully deductible in accordance with Section 162(m) of the Code. Clinical Data’s Compensation Committee may, however, in a particular case, approve compensation that may not be deductible under Section 162(m).

Compensation Committee Report*
     We, the Compensation Committee of the Board of Directors of Clinical Data, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this proxy statement.
By the Compensation Committee:
Arthur B. Malman (Chair)
Larry D. Horner

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Clinical Data under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any incorporation language contained in such filing.
Compensation Committee Interlocks and Insider Participation
     Our Compensation Committee determines salaries, incentives and other compensation for our directors and executive officers. The Compensation Committee also administers our equity incentive plans. The Compensation Committee currently consists of Arthur B. Malman (Chair) and Larry D. Horner. None of the members of our Compensation Committee is or has been an employee or officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Summary Compensation Table
     The following table sets forth the information required by the SEC as to the compensation paid by us for the years ended March 31, 2009, 2008 and 2007 for services rendered in all capacities, by all persons who served as our Chief Executive Officer or Chief Financial Officer and the other two most highly compensated executive officers during the fiscal years ended March 31, 2009, 2008 and 2007 (the “named executive officers”).
Summary Compensation Table for Fiscal Years 2009, 2008 and 2007

					All Other
Name and				Option	Compensation
Principal Position	Year(1)	Salary ($)	Bonus ($)	Awards ($)(2)	($)(3)	Total ($)
Andrew J. Fromkin, Chief	2009	432,000	—	2,021,084	4,162	2,457,246
Executive Officer, President	2008	420,923	660,000	1,562,687	6,250	2,649,860
	2007	388,846	315,000	804,928	6,770	1,515,544
C. Evan Ballantyne, Chief	2009	280,144	—	500,022	4,787	784,953
Financial Officer,	2008	246,061	210,000	275,034	4,542	735,637
Executive Vice President	2007	143,846	90,000	84,626	1,523	319,995
Caesar J. Belbel, Executive	2009	280,882	—	637,158	—	918,040
Vice President, Secretary,	2008	273,600	235,000	412,117	—	920,717
General Counsel	2007	256,096	130,000	391,588	—	777,684
Carol R. Reed, M.D.,	2009	298,461	—	574,992	7,641	881,094
Executive Vice President	2008	249,415	235,000	310,521	4,628	799,564
and Chief Medical Officer	2007	221,731	90,000	167,466	4,242	483,439

(1)	Our fiscal year ends on March 31.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009, 2008 and 2007 fiscal years for the fair value of stock options granted to the named executive officers, in accordance with SFAS 123R. Portions of awards granted over several years are included. To see the value of awards made to named executive officers in fiscal 2009, see the Grants of Plan-Based Awards in 2009 Fiscal Year table. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by the Company in calculating these amounts refer to Note 12 to Consolidated Financial Statements, filed as part of the Company’s Annual Report on Form 10-K, incorporated by reference in this proxy statement. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on stock price fluctuations and the named executive officer’s continued employment. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at 2009 Fiscal Year-End table.

(3)	The amounts set forth in the All Other Compensation column for the named executive officers consist of Company contributions to the Clinical Data 401(k) Plan. In addition, with respect to Mr. Fromkin, the amounts include $1,832 in 2007, 2008 and 2009 for the annual premium for Mr. Fromkin’s life insurance policy. With respect to Dr. Reed, the amounts include $2,592 in 2009 for the annual premium for a supplemental disability insurance policy.

Grants of Plan-Based Awards in 2009 Fiscal Year
     All stock options have been granted at exercise prices equal to the closing price of the Company’s Common Stock as quoted by Nasdaq on the date of grant or on the date immediately preceding the date of grant. In general, stock options become cumulatively exercisable in three (3) equal annual installments on the first, second and third anniversaries of the date of grant. For those grants still outstanding under Clinical Data’s 1991 Stock Option Plan, the expiration dates are between four (4) and five (5) years. For those grants issued under Clinical Data’s 2002 Stock Option Plan and 2005 Plan, the expiration date is ten (10) years from the date of grant. All stock options granted to directors, executive officers and certain of our senior management personnel pursuant to the 2005 Plan contain provisions accelerating vesting (either in the grant agreement itself or in separate employment agreements with certain of these individuals) upon a change of control of Clinical Data.

		All Other
		Option Awards:
		Number of
		Securities
		Under-lying	Exercise or Base	Grant Date Fair Value
		Options	Price of Option Awards	of Stock and Options
Name	Grant Date (1)	(#)	($/Sh)	Awards ($) (2)
Andrew J. Fromkin	4/17/2008	100,000	16.95	1,027,180
	12/22/2008	100,000	8.78	495,639
C. Evan Ballantyne	4/17/2008	50,000	16.95	513,590
	12/22/2008	65,000	8.78	322,165
Caesar J. Belbel	4/17/2008	50,000	16.95	513,590
	12/22/2008	65,000	8.78	322,165
Carol R. Reed, MD	4/17/2008	75,000	16.95	770,384
	12/22/2008	75,000	8.78	371,729

(1)	As noted in Compensation Discussion and Analysis, the grants made in April 2008 were in consideration of fiscal 2008 performance and the grants made in December 2008 were in consideration of fiscal 2009 performance.

(2)	This column shows the full grant date fair value of the stock options awarded this year in accordance with SFAS 123R. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated using the Black-Scholes option pricing model on the grant date. For additional information on the valuation assumptions see Note 12 of the Consolidated Financial Statements filed, as part of the Company’s Annual Report on Form 10-K, and incorporated by reference into this proxy statement.

Executive Employment Agreements
     Mr. Fromkin and Mr. Belbel are parties to employment agreements with the Company effective May 12, 2006. Mr. Ballantyne is party to an employment agreement with the Company and Dr. Reed is party to an amended and restated employment agreement with the Company, each effective June 16, 2008. The Company’s employment agreements with its executive officers provide the following:

Positions	• Mr. Fromkin serves as the Company’s President and Chief Executive Officer. Mr. Fromkin is also serving as a director of the Company.
• Mr. Ballantyne serves as the Company’s Executive Vice President and Chief Financial Officer.
• Mr. Belbel serves as Executive Vice President, Chief Legal Officer and Secretary of the Company.
• Dr. Reed serves as Executive Vice President and Chief Medical Officer of the Company.

Salary and Bonus
•     Mr. Fromkin’s agreement provides for an annual base salary of $400,000, which amount may be increased but not decreased by the Board (and which is currently set at $440,640), and a potential annual cash bonus equal to up to 200% of Mr. Fromkin’s then current annual base salary, based on whether Mr. Fromkin and the Company achieve certain goals, as determined by the Board of Directors in its sole discretion.

• Mr. Ballantyne’s agreement provides for an annual base salary of $281,215, which amount may be increased but not decreased by the Board (and which is currently set at $286,839).
• Mr. Belbel’s agreement provides for an annual base salary of $260,000, which amount may be increased but not decreased by the Board (and which is currently set at $286,500).
• Dr. Reed’s agreement provides for an annual base salary of $300,000, which amount may be increased but not decreased by the Board (and which is currently set at $306,000).

•     The Company’s agreements with Messrs. Ballantyne and Belbel and with Dr. Reed, provide for a potential annual bonus equal to up to 100% of the executive’s then current annual base salary, based on whether the executive and the Company achieve certain goals, as determined by the Board of Directors in its sole discretion.

•     The Company’s agreements with each executive officer provide that such executive officer’s base salary shall be subject to review by the Board of Directors (or a committee thereof) and may be increased, but not decreased, from time to time by the Board of Directors.

Term	The initial terms of Messrs. Fromkin’s and Belbel’s agreements commenced on May 12, 2006 and ended on June 30, 2007. The initial terms of Mr. Ballantyne and Dr. Reed’s agreements commenced on June 16, 2008 and ended on June 30, 2009. All of the Company’s executive employment agreements automatically extend following their initial term for successive one (1) year periods unless, at least ninety (90) days prior to the end of the initial terms or the then-current terms of the Agreements, the Company or the executive has notified the other that the term shall terminate upon its expiration date.

Termination	All of the Company’s executive employment agreements provide that employment may be terminated with or without cause at any time by the Company, or by the executive with or without good reason (as such terms are defined in the agreements). The payments due to the executives upon termination by the Company without cause or by the executives for good reason, include continuation of the executives’ salaries for one (1) year; continuation for one (1) year of the payment of the Company’s portion of the premiums for health and dental insurance plans; payment of pro-rata bonuses; and payment of accrued portions of the Company’s contributions to any 401(k) or similar benefit plan.

Benefits	All executives are entitled to participate in all employee benefit plans of the Company and are entitled to four (4) weeks vacation per year, with the ability to roll over up to three (3) weeks of unused vacation from any prior year. The Company has agreed to provide and maintain a life insurance policy for Mr. Fromkin, payable to his beneficiary or beneficiaries, with annual premiums not to exceed $2,000.

Covenants	The agreements contain confidentiality covenants applicable during the period of the executives’ employment and thereafter, as well as non-solicitation and non-competition covenants applicable to the executives both during and for a period of six (6) months following their employment with the Company in the case of Messrs. Fromkin and Belbel, and for a period of twelve (12) months following their employment with the Company in the case of Mr. Ballantyne and Dr. Reed.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options		Options
	(in #’s)		(in #’s)		Option Exercise	Option Expiration
Name	Exercisable		Unexercisable		Price ($)	Date
Andrew J. Fromkin	75,000	(1)	—		11.93	10/17/15
	431,396	(2)	25,377	(2)	12.37	5/12/16
	5,304	(3)	2,651	(3)	10.73	6/22/16
	40,000	(4)	80,000	(4)	14.99	6/14/17
	—		100,000	(5)	16.95	4/17/18
	—		100,000	(6)	8.78	12/22/18
C. Evan Ballantyne	50,002	(7)	24,998	(7)	8.65	8/7/16
	15,000	(8)	30,000	(8)	14.99	6/14/17
	—		50,000	(9)	16.95	4/17/18
	—		65,000	(10)	8.78	12/22/18
Caesar J. Belbel	1,059	(11)	—		3.21	5/7/13
	12,000	(12)	—		14.23	9/23/15
	75,000	(13)	—		11.93	10/17/15
	60,000	(14)	30,000	(14)	12.37	5/12/16
	3,030	(15)	1,515	(15)	10.73	6/22/16
	15,000	(16)	30,000	(16)	14.99	6/14/17
	—		50,000	(17)	16.95	4/17/18
	—		65,000	(18)	8.78	12/22/18
Carol R. Reed, M.D.	975	(19)	—		133.54	6/9/11
	146	(20)	—		46.15	10/14/11
	975	(21)	—		46.97	12/31/11
	4,778	(22)	—		26.25	12/6/13
	2,048	(23)	—		38.36	4/25/14
	1,194	(24)	—		22.57	1/5/15
	7,391	(25)	—		22.57	1/5/15
	18,000	(26)	—		11.93	10/17/15
	10,656	(27)	—		11.93	12/23/15
	30,000	(28)	15,000	(28)	12.37	5/12/16
	15,000	(29)	30,000	(29)	14.99	6/14/17
	—		75,000	(30)	16.95	4/17/18
	—		75,000	(31)	8.78	12/22/18

(1)	Granted on October 17, 2005, and amended to become fully exercisable on and after May 12, 2006.

(2)	Granted on May 12, 2006, and, as to 231,773 options, ratified on September 21, 2006, with all options vesting in 36 equal monthly installments beginning one (1) month after the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Fromkin’s employment by the Company without cause or by Mr. Fromkin for good reason.

(3)	Granted on June 22, 2006, and ratified on September 21, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Fromkin’s employment by the Company without cause or by Mr. Fromkin for good reason.

(4)	Granted on June 14, 2007, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Fromkin’s employment by the Company without cause or by Mr. Fromkin for good reason.

(5)	Granted on April 17, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Fromkin’s employment by the Company without cause or by Mr. Fromkin for good reason.

(6)	Granted on December 22, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Fromkin’s employment by the Company without cause or by Mr. Fromkin for good reason.

(7)	Granted on August 7, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Ballantyne’s employment by the Company without cause or by Mr. Ballantyne for good reason.

(8)	Granted on June 14, 2007, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Ballantyne’s employment by the Company without cause or by Mr. Ballantyne for good reason.

(9)	Granted on April 17, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Ballantyne’s employment by the Company without cause or by Mr. Ballantyne for good reason.

(10)	Granted on December 22, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Ballantyne’s employment by the Company without cause or by Mr. Ballantyne for good reason.

(11)	22,500 stock options granted on May 7, 2003, with one-third of the options vested cumulatively on each of the first three (3) anniversaries of the date of grant. In fiscal 2006 and 2008, Mr. Belbel exercised 11,250 and 10,191 options, respectively, leaving the balance shown above.

(12)	Granted on September 23, 2005, and amended to become fully exercisable on and after May 12, 2006.

(13)	Granted on October 17, 2005, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant.

(14)	Granted on May 12, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Belbel’s employment by the Company without cause or by Mr. Belbel for good reason.

(15)	Granted on June 22, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Belbel’s employment by the Company without cause or by Mr. Belbel for good reason.

(16)	Granted on June 14, 2007, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Belbel’s employment by the Company without cause or by Mr. Belbel for good reason.

(17)	Granted on April 17, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Belbel’s employment by the Company without cause or by Mr. Belbel for good reason.

(18)	Granted on December 22, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Belbel’s employment by the Company without cause or by Mr. Belbel for good reason.

(19)	Granted on June 11, 2001. These options were fully vested as of June 10, 2005.

(20)	Granted on October 16, 2001, with one-fifth of the options vesting immediately, and the remaining options vesting one-fifth cumulatively on each of the first four (4) anniversaries of the date of the grant.

(21)	Granted on January 2, 2002, with one-fifth of the options vesting immediately, and the remaining options vesting one-fifth cumulatively on each of the first four (4) anniversaries of the date of the grant.

(22)	Granted on December 9, 2003, with one-fifth of the options vesting immediately, and the remaining options vesting one-fifth cumulatively on each of the first four (4) anniversaries of the date of the grant.

(23)	Granted on April 27, 2004, with all options vesting in 16 quarterly installments beginning (1) quarter after date of grant.

(24)	Granted on January 7, 2005, with 18% vesting immediately, 43% vesting on the first anniversary of the date of grant, and 13% vesting cumulatively on the second, third and fourth anniversaries of the date of grant.

(25)	Granted on January 7, 2005, with 12% vesting immediately, 7% vesting on the first anniversary of the date of grant, and 27% vesting cumulatively on the second, third and fourth anniversaries of the date of grant.

(26)	Granted on October 17, 2005, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant.

(27)	Granted on December 23, 2005, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant.

(28)	Granted on May 12, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Dr. Reed’s employment by the Company without cause or by Dr. Reed for good reason.

(29)	Granted on June 14, 2007, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Dr. Reed’s employment by the Company without cause or by Dr. Reed for good reason.

(30)	Granted on April 17, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Dr. Reed’s employment by the Company without cause or by Dr. Reed for good reason.

(31)	Granted on December 22, 2008, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Dr. Reed’s employment by the Company without cause or by Dr. Reed for good reason.
Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards
	Number of Shares Acquired on	Value
Name	Exercise (#)	Realized on Exercise ($)
Andrew J. Fromkin	2,000	3,780
TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
     Under the terms of their respective employment agreements with the Company, if the Company terminates an executive’s employment without cause, or if the executive terminates his or her employment for good reason, the Company must pay the executive: (1) all unpaid salary up to the date of termination, any earned but unpaid bonuses, any unreimbursed expenses and any other payments and benefits to which the executive may be entitled under the Company’s benefit plans; (2) a pro-rated bonus amount for the year of the executive’s termination; (3) the executive’s then current base salary on a continuous basis for the twelve (12) months following the date of termination; and (4) all premiums for health and other benefits during the twelve (12) month period following the date of termination. Additionally, if the executive’s employment is terminated without cause or by the executive for good reason, or if a change of control of the Company occurs during the executive’s employment, all of the executive’s outstanding unvested options become fully vested and, in the case of Messrs. Fromkin and Belbel, the post-termination exercise period will be extended for a period equal to the shorter of (i) ten (10) years, or (ii) the remaining term of the options, and in the case of Mr. Ballantyne and Dr. Reed, the post-termination exercise period will be extended for a period equal to the shorter of (i) three (3) years, or (ii) the remaining term of the options.
     To the extent that any payments due to an executive on the termination of their employment with the Company (the “Post-termination Payments”) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and to the extent that the Post-termination Payments exceed four (4) times the “base amount” (as such term is defined in Section 280G(d)(2) of the Code), then the Company will make an additional (“gross-up”) payment to the executive so that, the net amount retained by the executive shall be equal to the original amount of the Post-termination Payments after deduction of the excise tax, any federal, state and local income and employment tax and excise tax on the gross-up payment, but before deduction for any federal, state or local income and employment tax on the Post-termination Payments. However, to the extent that the Post-termination Payments do not exceed four (4) times the “base amount,” then the Post-termination Payments will be reduced to the extent necessary to avoid imposition of the excise tax. Any amounts reduced shall be irrevocably forfeited by the executive, who shall have no further rights to receive them.
     The agreements contain a confidentiality covenant applicable during the period of the executive’s employment or at any time thereafter, as well as non-solicitation and non-competition covenants applicable to the executive both during and for a period of, in the case of Messrs. Fromkin and Belbel, six (6) months following the executive’s employment with the Company, and in the case of Mr. Ballantyne and Dr. Reed, twelve (12) months following the executive’s employment with the Company.

     The amounts (in addition to those shown in the Summary Compensation Table) that would have been payable to an executive under the agreements described above if a termination or change in control had occurred on March 31, 2009 are as follows:

	Andrew J. Fromkin	C. Evan Ballantyne	Caesar J. Belbel	Carol R. Reed, M.D.
Salary ($/# of months)	$440,640/12	$286,839/12	$286,500/12	$306,000/12
Twelve months’ health and other benefits	$15,102	$15,102	$6,221	$6,221
Acceleration of options	$1,944,636	$883,374	$870,308	$1,072,117
Tax gross-up	N/A	N/A	N/A	N/A
DIRECTOR COMPENSATION IN FISCAL YEAR 2009
     Our directors who are not our employees or consultants receive compensation for their services as directors as follows:

Title	Cash Compensation	Equity Compensation (see below)
Chairman	$60,000 per year	30,000 stock options
Director	$30,000 per year	15,000 stock options
     The portion of fees paid in cash is paid quarterly in arrears (approximately at the end of each fiscal quarter). The portion of fees paid in equity was granted on September 23, 2008, the date of the 2008 Annual Meeting of Stockholders, with an exercise price of $16.00, which was the closing price of our common stock on the date of grant. One-half of the equity portion is fully vested upon grant, with the remainder to vest on September 23, 2009, the anniversary date of the 2008 Annual Meeting of Stockholders. In addition, we pay a $1,000 per meeting cash compensation fee for members of the Audit Committee, to be paid quarterly in arrears with all other cash compensation.
     Outside directors are given a choice of the method for receipt of their Board compensation. For the portion of fees paid in cash, instead of cash payments, directors may choose to receive all or any part of their cash compensation to be paid in a calendar year in the form of deferred stock units, so long as they make a deferral election prior to December 31 of the prior year. Deferred stock units allow directors to defer payment of their cash compensation (and taxes on such compensation) until the earlier date that is at least two (2) years from the date of grant, their retirement from the Board, or their death or disability. At the time of payment, the director will receive shares of our common stock in an amount equal to the number of shares that would have been purchased on the date of grant of the deferred stock units. We grant deferred stock units to directors who have chosen this method of compensation on the date that we otherwise make cash payments for director fees (approximately the end of each fiscal quarter). Mr. Horner elected to receive deferred stock units in the fiscal year ending March 31, 2009.
     For the portion of fees paid in equity, directors may choose to receive all or any part of such compensation in the form of stock options, restricted stock or restricted stock units. Such equity portion of the directors’ compensation was issued on September 23, 2008, with one-half of such awards being fully-vested on the date of issuance with the remainder vesting on September 23, 2009, the anniversary date of the date of issuance. If a director chose to receive such equity compensation in the form of stock options, such options were granted at an exercise price equal to $16.00 per share, the fair market value of our common stock quoted by the Nasdaq on the date of grant. If a director chose to receive such equity compensation in the form of restricted stock, we used the Black-Scholes option pricing model to grant to the director that number of shares of restricted stock or restricted stock units that was equal to the value of 15,000 stock options (or 30,000 stock options in the case of the Chairman) on such date. Like deferred stock units, restricted stock units allow a director to defer the payment of shares of our common stock (and taxes on such compensation) until the earlier of a date that is a least two (2) years from the date of grant, their retirement from the Board, or their death or disability. The vesting of all equity compensation will accelerate upon a change in control of Clinical Data. In fiscal 2009, Messrs. Kirk, Horner and Malman chose to receive their equity compensation in the form of 18,334 shares of restricted stock for Mr. Kirk, and 9,166 shares of restricted stock each for Messrs. Horner and Malman. Mr. Wallace and Dr. Sobel, each chose to receive his equity compensation in fiscal 2009 in the form of 15,000 stock options.
     The following table shows the amounts paid to non-employee directors in fiscal 2009:

	Fees	Fees Earned or
	Earned or	Paid in	Restricted
	Paid in	Deferred Stock	Stock Awards	Option Awards
Name	Cash ($)	Units ($)	($)(1)	($)(2)	Total ($)
Randal J. Kirk, Chairman	60,000	—	337,200	—	397,200
Larry D. Horner	22,500	7,500	111,298	57,322	198,620
Arthur B. Malman	30,000	—	168,588	—	198,588
Burton E. Sobel MD	30,000	—	—	168,668	198,668
Richard J. Wallace	30,000	—	—	168,668	198,668

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of restricted stock awards granted to directors in 2009 as well as prior years. In fiscal 2009, Messrs. Kirk, Horner and Malman received 18,334, 9,166 and 9,166 shares of restricted stock, respectively.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of stock options granted to directors, in 2009 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by the Company in calculating these amounts refer to Note 12 to Consolidated Financial Statements, filed as part of the Company’s Annual Report on Form 10-K, incorporated by reference in this proxy statement. For fiscal 2009, Dr. Sobel and Mr. Wallace each elected to receive options to purchase 15,000 shares, for which the grant date fair value was approximately $9.78 per share.

REPORT OF THE AUDIT COMMITTEE*
     The following is the report of the Audit Committee with respect to Clinical Data’s audited financial statements for the year ended March 31, 2009.
     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Clinical Data’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market standards.
     Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent integrated audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor this process. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, our independent registered public accounting firm.
     In the course of its oversight of Clinical Data’s financial reporting process, the Audit Committee of the Board of Directors has:
•	reviewed and discussed with management and Deloitte & Touche LLP Clinical Data’s audited financial statements for the fiscal year ended March 31, 2009;

•	reviewed and discussed with management and Deloitte & Touche LLP the effectiveness of internal control over financial reporting as of March 31, 2009;

•	discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	received the written disclosures and the letter from Deloitte & Touche required applicable requirements of the Public Company Accounting Oversight Board regarding the Deloitte and Touche LLP’s communications with the audit committee concerning independence, and a discussed with Deloitte and Touche LLP its independence;

•	reviewed with management and Deloitte & Touche Clinical Data’s critical accounting policies;

•	discussed with Deloitte & Touche any relationships that may impact their objectivity and independence; and

•	considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining independence.
     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Larry D. Horner, Chair
Arthur B. Malman
Burton E. Sobel, M.D.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Principal Account Fees and Services
     Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) an independent registered public accounting firm, audited our financial statements for the year ended March 31, 2009. The Board of Directors has appointed Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2010. Representatives of Deloitte & Touche are expected to attend the annual meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.
     The aggregate fees for the audit and other services provided by Deloitte & Touche for the fiscal years 2009 and 2008 are as follows:

	2009	2008
Audit Fees (1)	$634,502	$734,591
Audit-Related Fees (2)	—	$162,774
Tax Fees (3)	—	$126,964
Total	$634,502	$1,024,329

(1)	Audit fees represent fees for professional services provided in connection with the integrated audit of our consolidated financial statements and effectiveness of internal controls over financial reporting and review of our quarterly financial statements and the statutory audits of our foreign subsidiaries.

(2)	Audit-related fees represent payments for due diligence services provided in connection with certain business combinations and services provided in connection with regulatory filings.

(3)	Tax fees represent fees for services rendered to us for tax compliance services and related consultations.
     Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by the independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.
     The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.
     All of the non-audit services rendered by Deloitte & Touche with respect to the 2008 fiscal year were pre-approved by the Audit Committee in accordance with this policy and there were not any non-audit services rendered by Deloitte & Touche with respect to the 2009 fiscal year.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has audited our financial statements for the each of the years ending March 31, 2009, 2008, 2007, 2006 and 2005. Our Audit Committee has appointed them to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2010. Detailed disclosure of the audit and tax fees we paid to Deloitte & Touche in 2009 and 2008 may be found on page 27 of this proxy statement. Based on these disclosures and information in the Report of the Audit Committee on page 26 of this proxy statement, our Audit Committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, shareholder ratification of our selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Clinical Data and our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE
PROPOSAL TO RATIFY THE CHOICE OF DELOITTE & TOUCHE LLP AS CLINICAL DATA’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
SHAREHOLDER MATTERS
Shareholder Recommendations for Director Nominations
     Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Clinical Data, Inc., One Gateway Center, Suite 702, Newton, Massachusetts 02458: (a) a brief statement outlining the reasons the nominee would be an effective director for Clinical Data; (b)(i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five (5) years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of Clinical Data stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Clinical Data; and (c)(i) the shareholder’s name and record address and the name and address of the beneficial owner of Clinical Data shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Clinical Data stock that the shareholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.
Deadline for Stockholder Proposals and Director Nominations
     In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2010 annual meeting of stockholders, it must be received by us at our principal executive offices as is listed as our primary executive offices in our periodic reports under the Securities Exchange Act of 1934 no later than March 29, 2010.
     In addition, our bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to our Secretary no later than June 19, 2010 (assuming the 2009 annual meeting of stockholders is held on September 17, 2009).

OTHER MATTERS
     The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.
A copy of Clinical Data’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which was filed with the Securities and Exchange Commission on June 15, 2009, is available without charge upon written request to: Investor Relations, Clinical Data, Inc., One Gateway Center, Suite 702, Newton, MA
02458 USA.
Note 12 to Consolidated Financial Statements, included in our Annual Report on Form 10-K filed on June 15,
2009, is incorporated by reference into this proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF
CLINICAL DATA, INC.
September 17, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at www.clda.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.   â

■ 20730000000000000000 5	091709

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1	To elect seven (7) directors to serve for one-year terms.			2.	To ratify the appointment of Deloitte & Touche LLP as Clinical Data’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ Andrew J. Fromkin ¡ Larry D. Horner ¡ Randal J. Kirk ¡ Arthur B. Malman ¡ Burton E. Sobel, M.D. ¡ Scott L. Tarriff ¡ Richard J. Wallace
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
■

☐	■
CLINICAL DATA, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Clinical Data, Inc. hereby appoints Andrew J. Fromkin, C. Evan Ballantyne and Caesar J. Belbel, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the “2009 Annual Meeting”) to be held at 12:00 p.m., local time, on Thursday, September 17, 2009, at Clinical Data’s headquarters, One Gateway Center, Suite 702, Newton, Massachusetts 02458, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.
This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR the ratification of the appointment of Clinical Data’s independent registered public accounting firm as described in Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2009 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2009 Annual Meeting.
If you receive more than one Proxy Card, please sign and return all cards in the accompanying envelope.
(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
CLINICAL DATA, INC.
September 17, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy
Card are available at www.clda.com
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â

■ 20730000000000000000 5	091709

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	To elect seven (7) directors to serve for one-year terms.			2.	To ratify the appointment of Deloitte & Touche LLP as Clinical Data’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ Andrew J. Fromkin ¡ Larry D. Horner ¡ Randal J. Kirk ¡ Arthur B. Malman ¡ Burton E. Sobel, M.D. ¡ Scott L. Tarriff ¡ Richard J. Wallace
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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